Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
New York REIT, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-197362) on Form S-8 of New York REIT, Inc. of our report dated May 11, 2015, with respect to the consolidated balance sheet of New York REIT, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the year then ended and the related schedule III, real estate and accumulated depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of New York REIT, Inc.
Our report dated May 11, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that New York REIT, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses were identified and included in management’s assessment in Item 9A of New York REIT, Inc.’s December 31, 2014 annual report on Form 10-K. The Company did not:

•	Maintain an effective control environment and risk assessment process, specifically:

•
Maintain sufficient written policies and procedures regarding the Company’s business and financial reporting processes, including establishing sufficient appropriate management authorities and responsibilities

•
Design and conduct an effective risk assessment process to identify and analyze risks impacting financial reporting, and implement business process level controls and monitoring activities that are responsive to those risks

•	Maintain effective information technology access controls over its financial reporting system and accounts payable application;

•	Establish appropriate segregation of duties within the purchasing, accounts payable, and cash disbursements process;

•	Design and maintain appropriate controls, including general IT controls, over the use of significant Excel spreadsheets supporting the financial reporting process; and

•	Design and maintain appropriate controls over the authorization, completeness, existence and accuracy of manual journal entries.

/s/ KPMG LLP

New York, New York
May 11, 2015